Exhibit 99.4

RISK FACTORS

On September 18, 2017, Catalent Pharma Solutions, Inc., a wholly owned subsidiary of Catalent, Inc., (the “Registrant”) (the “Buyer” and, together with the Registrant and the Registrant’s other direct and indirect subsidiaries, the “Company”), entered into an Interest Purchase Agreement (the “Acquisition Agreement”) with Cook Pharmica LLC, an Indiana limited liability company (“Cook Pharmica”), Cook Group Incorporated, an Indiana corporation (the “Seller”) and, solely for purposes of Section 7.19 of the Acquisition Agreement, the Registrant. Unless otherwise indicated or the context otherwise requires, the terms “Catalent”, “we”, “our”, “the Company” and “us” refer to the Registrant and its subsidiaries on a consolidated basis. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Current Report on Form 8-K to which this exhibit relates.

The Acquisition Agreement may be terminated in accordance with its terms, or the Acquisition may otherwise not be completed.

We intend to use the net proceeds from the Equity Offering to finance a portion of the purchase price for the Acquisition, if it is completed. However, no assurance can be given that the Acquisition will be completed when expected, on the terms proposed or at all.

The Acquisition Agreement contains conditions that must be fulfilled before a closing may occur. The Acquisition Agreement also contains certain rights to terminate the agreement prior to the closing, including the right of either Catalent or the Seller to terminate the Acquisition (i) if the closing has not occurred prior to March 18, 2018, (ii) if the closing would violate a final, non-appealable order of a governmental authority having competent jurisdiction and (iii) in the event of certain material breaches of the Acquisition Agreement by the other party or parties. The Seller may also terminate in specified circumstances if the closing conditions are satisfied, waived or reasonably capable of being satisfied and Catalent has failed to consummate the Acquisition. In addition, if the Acquisition Agreement is terminated in specified circumstances, a $35.0 million termination fee becomes payable by Catalent to the Seller. There can be no assurance that the conditions to closing will be satisfied or waived or that other events will not intervene to delay or prevent the completion of the Acquisition.

We intend to finance a portion of the purchase price for the Acquisition with the net proceeds from the Equity Offering, and the balance of the purchase price with the net proceeds from the Debt Offering and cash on hand. However, there can be no assurance that we will be successful in raising sufficient funds from the Financing Transactions. Although we entered into a bridge loan commitment (the “Bridge Loan Commitment”), pursuant to which the lenders party thereto, severally and not jointly, have committed to provide financing in an aggregate principal amount of up to $700.0 million (the “Bridge Facility”), the obligations of the lenders to provide financing under the Bridge Loan Commitment are subject to a number of customary conditions, including, without limitation, the consummation of the Acquisition, the accuracy of certain representations and warranties, the receipt by the lenders of certain documents and information, and the payment of all fees, costs and expenses required to be paid on or prior to closing. We cannot assure you that we will be able to satisfy the conditions under the Bridge Loan Commitment. The closing of the Acquisition is not contingent on our ability to obtain sufficient financing under the Bridge Loan Commitment or otherwise.

We may be unable to obtain the regulatory approvals required to complete the Acquisition or, in order to do so, we may be required to satisfy materially adverse conditions or comply with materially adverse restrictions.

The consummation of the Acquisition is subject to review and approval under the HSR Act and clearance of the Acquisition from the German Federal Cartel Office. We can provide no assurance that all required regulatory approvals will be obtained in order to consummate the Acquisition, and there can be no assurance as to the cost, scope, or impact on our business, results of operations, financial condition, or prospects of the actions that may be required to obtain the required regulatory approvals. Any such action could have a material adverse effect on our business or that of Cook Pharmica and substantially diminish the advantages that we expect from the Acquisition.

We expect to incur additional indebtedness to finance the Acquisition and may not be able to meet our debt service requirements.

If we successfully close the Debt Offering or obtain the proceeds of the Bridge Facility in order to complete the Acquisition, we will increase our already substantial indebtedness. As of June 30, 2017, on a pro forma basis after giving effect to the Acquisition and the Financing Transactions, we would have had approximately $2,704.1 million (U.S. dollar equivalent) of total indebtedness outstanding, consisting of $1,596.2 million (U.S. dollar equivalent) of secured indebtedness under our senior secured credit facilities, $865.5 million (U.S. dollar equivalent) of senior unsecured indebtedness, in each case including debt issuance costs, and $182.9 million representing the fair value of the Deferred Purchase Consideration and $59.2 million of capital lease and other obligations, in each case excluding debt issuance costs. In addition, we would have had an additional $188.0 million of unutilized capacity and $12.0 million of outstanding letters of credit under our revolving credit facility.

Our high degree of leverage could have important consequences for us, including:

•	reducing the benefits we expect to receive from the Acquisition;

•	increasing our vulnerability to adverse economic, industry, or competitive developments;

•	exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our senior secured credit facilities, are at variable rates of interest;

•	exposing us to the risk of fluctuations in exchange rates because certain of our borrowings are denominated in euros, including a portion of our senior secured term loan facilities and our existing notes;

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	restricting us from making other strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

In addition, upon consummation of the Acquisition, we will be obligated to pay the Deferred Purchase Consideration.

We may not realize the growth opportunities and operational synergies that are anticipated from the Acquisition.

The benefits that are expected to result from the Acquisition will depend, in part, on our ability to realize the growth opportunities and operational synergies we anticipate from the Acquisition. Our success in realizing these growth opportunities and operational synergies, and the timing of this realization, depends, in part, on the successful integration of Cook Pharmica. Even if we are able to integrate Cook Pharmica successfully, this integration may not result in the realization of the full benefits of the growth opportunities and operational synergies that we currently expect, nor can we give assurances that these benefits will be achieved when expected or at all. For example, we may not be able to eliminate duplicative costs. Moreover, we also expect to incur expenses in connection with the integration of Cook Pharmica. While it is anticipated that certain expenses will be incurred to achieve operational synergies, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the Acquisition may be offset by costs incurred or delays in integrating the businesses. In addition, the integration of Cook Pharmica may result in material unanticipated problems, expenses, liabilities, regulatory risks, competitive responses, and diversion of management’s attention.

The pendency of the Acquisition could adversely affect our business, financial results, and operations, and the market price of shares of our common stock.

The announcement and pendency of the Acquisition could cause disruptions and create uncertainty surrounding our business and affect our relationships with our customers and employees. In addition, we have diverted, and will continue to divert, significant management resources to complete the Acquisition, which could have a negative impact on our ability to manage existing operations or pursue alternative strategic transactions, which could adversely affect our business, financial condition and results of operations. Until the completion of the Acquisition, holders of shares of our common stock will be exposed to the risks faced by our existing business without any of the potential benefits from the Acquisition. As a result of investor perceptions about the terms or benefits of the Acquisition, the market price of shares of our common stock may decline.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this Current Report on Form 8-K.

The unaudited pro forma financial data included in Exhibit 99.3 to the Current Report on Form 8-K to which this exhibit relates is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Acquisition, the Equity Offering, and the Debt Offering been completed on the dates indicated. The unaudited pro forma financial data has been derived from our audited financial statements and Cook Pharmica’s audited and unaudited financial statements, and reflects assumptions and adjustments that are based upon preliminary estimates and our successful completion of the Acquisition, the Equity Offering, and the Debt Offering. The assets and liabilities of Cook Pharmica have been measured at fair value based on various preliminary estimates using assumptions that our management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates will be revised as additional information becomes available and as additional analyses are performed. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected herein. The assumptions used in preparing the unaudited pro forma financial data, including assumptions as to the successful completion of the Acquisition, the Equity Offering, and the Debt Offering may not prove to be accurate, and other factors may adversely affect our financial condition or results of operations following the closing of the Acquisition and negatively affect the market price of shares of our common stock.